Exhibit 99.1

American States Water Company Announces Earnings for the Fourth Quarter and the Year 2008

SAN DIMAS, Calif.--(BUSINESS WIRE)--March 12, 2009--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.16 per common share for the fourth quarter ended December 31, 2008 as compared to basic and fully diluted earnings of $0.36 and $0.35 per common share, respectively, for the fourth quarter ended December 31, 2007. Basic and diluted earnings per share for the twelve months ended December 31, 2008 were $1.27 and $1.26, respectively, compared to $1.62 and $1.61 per share on a basic and fully diluted basis, respectively, for the twelve months ended December 31, 2007.

The following table provides diluted earnings per share (“EPS”), as adjusted (a non-GAAP financial measure), for 2008 and 2007 to remove the effects of certain one-time items and/or non-cash items.

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Diluted EPS, as reported	$0.16	$0.35	$1.26	$1.61
Adjusted by:
(1) Goodwill impairment charge	0.27	-	0.27	-
(2) Unrealized gain on purchased power contracts	(0.03)	(0.02)	(0.05)	(0.07)
(3) Retroactive revenues for the prior three quarters in 2007	-	(0.11)	-	-
Diluted EPS, as adjusted (a non-GAAP financial measure) *	$0.40	$0.22	$1.48	$1.54

*Adjusted diluted EPS excludes a goodwill impairment charge, unrealized gains on purchased power contracts and retroactive revenues associated with a 2007 decision issued by the California Public Utilities Commission (“CPUC”) during the fourth quarter of 2007.

Fourth Quarter Results, as reported

The $0.19 per share decrease in reported diluted earnings for the fourth quarter of 2008, as compared to the same period of 2007, is due to the following items:

(1) A goodwill impairment charge of $7.7 million, or $0.27 per share, was recorded to reflect the impairment of goodwill at Chaparral City Water Company (“CCWC”), an AWR subsidiary and a regulated utility in Arizona, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. During our 2008 goodwill impairment review, it was determined that the goodwill of $11.2 million associated with the acquisition of CCWC back in 2000 had been impaired primarily due to the downturn in the economy and the current regulatory environment in Arizona. CCWC has $3.5 million of goodwill remaining as of December 31, 2008.

(2) The unrealized gain on purchased power contracts increased pretax income by $788,000, or $0.03 per share, during the fourth quarter of 2008, as compared to $522,000, or $0.02 per share during the same period in 2007, a $0.01 per share increase in earnings between the two periods.

(3) A favorable decision issued by the CPUC on November 16, 2007 added approximately $3.3 million to pretax income, or $0.11 per share, to the 2007 fourth quarter results, related to a water margin shortfall for the first nine months of 2007. There was no corresponding amount in the fourth quarter of 2008. The CPUC decision approved general rate increases, with rates retroactive to January 1, 2007, in the Region II customer service area of AWR’s Golden State Water Company (“GSWC”) unit, and authorized additional rate increases in the Region II and Region III customer service areas to recover general office expenses at the corporate headquarters.

In summary, removing the effects of the items discussed above, adjusted diluted EPS was $0.40 per share for the fourth quarter of 2008 as compared to $0.22 per share, for the same period in 2007. The increase of $0.18 per share in adjusted diluted earnings is due to the following items:

  Excluding the effects of the CPUC decision discussed above, the dollar water margin increased by $2.6 million, or $0.09 per share, during the fourth quarter of 2008 due primarily to increased water rates approved by the CPUC effective January 1, 2008.
  American States Utility Services, Inc. (“ASUS”), an AWR subsidiary, recorded pretax operating income (before interest expense) of $1.6 million for contracted services during the fourth quarter of 2008, an increase of $3.2 million, or $0.11 per share, as compared to the fourth quarter of 2007 due primarily to an increase in construction activities at the various military bases and a decrease of $677,000 in bad debt expense due to favorable subsequent cash receipts.
  A significant decrease in the effective income tax rate due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements favorably impacted earnings by $0.08 per share during the fourth quarter of 2008 as compared to the same quarter of 2007.
  Higher other operating expenses at GSWC during the fourth quarter of 2008, primarily consisting of other operating expenses and administrative and general expenses, contributed to an overall decrease of $0.10 per diluted share to the results of operations.

Total operating revenues increased by $10.2 million to $84.2 million for the fourth quarter of 2008, compared to revenues recorded in the fourth quarter of 2007, an increase of 13.8%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2008	2007	$	Change	% Change
Water	$61,112	$61,284		$(172)	(0.3%)
Electric	6,670	7,161		(491)	(6.9%)
Contracted services	16,420	5,567		10,853	195.0%
Total operating revenues	$84,202	$74,012		$10,190	13.8%

Water revenues for the fourth quarter of 2008 decreased by $172,000 or 0.3%. Contributing to this decrease was the favorable CPUC decision, previously discussed, which authorized retroactive revenues of $5.5 million for the first nine months of 2007 in the fourth quarter of 2007. There was no similar amount in the fourth quarter of 2008. This decrease was largely offset by higher water rates effective January 1, 2008, which added approximately $3.3 million to water revenues for the fourth quarter of 2008. In addition, GSWC recorded $1.3 million additional revenues in the Water Revenue Adjustment Mechanism (“WRAM”) account implemented in late November of 2008 as compared to the consumption approved by the CPUC.

Although the recording of the WRAM added $1.3 million of water revenues, this favorable impact to earnings was reduced by the amount of related supply costs tracked in the Modified Cost Balancing Account ("MCBA"). The MCBA, also implemented in late November 2008, had an over-collection of approximately $500,000 in the fourth quarter of 2008. As a result, pretax income was favorably impacted by approximately $800,000, or $0.03 per share, during the fourth quarter of 2008 that would have previously been lost due to conservation. The implementation of the WRAM and MCBA help mitigate fluctuations in the Company's earnings caused by changes in water sales and supply costs.

Electric revenues from GSWC’s Bear Valley Electric Division decreased by 6.9% to $6.7 million compared to $7.2 million for the three months ended December 31, 2007 due primarily to a 10.5% decrease in electric usage, and lower connection and reconnection fees.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $10.9 million during the fourth quarter of 2008 primarily due to an increase in construction revenues and related activities at military bases located in Texas and Virginia under existing firm-fixed price contracts with the U.S. government. Additional revenues of $3.2 million were also generated from operating and maintaining the water and wastewater systems under two new contracts for military bases located in North Carolina and South Carolina, both of which began during the first quarter of 2008. Interim price increases at various military bases also resulted in approximately $372,000 additional revenues in the fourth quarter of 2008.

Total operating expenses for the fourth quarter of 2008, increased by $18.5 million to $76.6 million as compared to the $58.1 million recorded for the same period in 2007. Primarily impacting the comparability of the two periods were: (i) a goodwill impairment charge of $7.7 million related to CCWC, previously discussed; (ii) an increase of $7.6 million in ASUS construction expenses due to higher construction activities at the military bases, and (iii) increases of $2.5 million in administrative and general expenses due to higher labor and employee benefit costs, and additional costs associated with the commencement of operations at the new military bases in North Carolina and South Carolina.

In summary, the table below sets forth pretax operating income by segment for the fourth quarter:

(in thousands)	2008	2007	$	Change	% Change
Water	$5,802	$16,971		($11,169)	(65.8%)
Electric	261	564		(303)	(53.7%)
Contracted services	1,578	(1,587)		3,165	199.6%
AWR parent	(21)	(49)		28	(57.1%)
Total pretax operating income	$7,620	$15,899		($8,279)	(52.1%)

Interest expense remained flat at $5.2 million for the fourth quarter of 2008 as compared to the same period of 2007 primarily reflecting an increase in short-term borrowings offset by lower interest rates. Average bank loan balances outstanding under an AWR credit facility for the fourth quarter of 2008 were approximately $71 million, as compared to an average of $32 million during the same period of 2007. This was offset by lower short-term interest rates. The average interest rate on short-term borrowings for the fourth quarter of 2008 was 3.0%, as compared to an average of 5.5% during the same period of 2007.

Interest income decreased by $221,000 during the fourth quarter of 2008 due primarily to decreases in the interest earned on short-term cash surplus and the interest accrued on the uncollected balance of the CPUC authorized Aerojet litigation memorandum account caused by lower interest rates.

Income tax expense for the fourth quarter of 2008 decreased to a benefit of $88,000 compared to expense of $5.3 million for the same period of 2007, due primarily to an overall decrease in pretax income and a decrease in the effective income tax rate (“ETR”). The significant decrease in the ETR is principally due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (principally compensatory-related in nature, including pension costs). Flow-through adjustments increase or decrease tax expense in one period, with an offsetting increase or decrease occurring in another period.

Year-to-Date 2008 Results, as Reported

Net income for the twelve months ended December 31, 2008 decreased by 21.5% to $22.0 million compared to $28.0 million for the same period in 2007. Diluted earnings per share for 2008 was $1.26 compared to $1.61 for 2007. The decrease in earnings, despite the increases in revenues as discussed later and a decrease in the effective income tax rate as discussed in the quarterly results, is due primarily to: (i) decreased water consumption and higher operating expenses at GSWC, (ii) a goodwill impairment charge of $7.7 million at CCWC, previously mentioned, and (iii) decreased earnings at ASUS. Excluding the effect of a $0.27 per share goodwill impairment charge in 2008, and a $0.05 and $0.07 per share unrealized gain on power purchased contracts for the years ended December 31, 2008 and 2007, respectively, adjusted diluted earnings were $1.48 and $1.54 per share for the years ended December 31, 2008 and 2007, respectively.

Revenues for the year ended December 31, 2008 increased by $17.3 million to $318.7 million over 2007 revenues due to (i) water rate increases of $13.2 million (partially offset by a decrease in consumption), (ii) $5.0 million in new management fees generated for operating and maintaining the water and wastewater systems at military bases under two new contracts which began during the first quarter of 2008, (iii) an increase of $1.8 million in construction revenues at the various military bases, and (iv) $666,000 of increases in management fees primarily due to interim increases at various military bases.

GSWC’s water sales in 2008 decreased by approximately 5% as compared to 2007, or $0.18 per share, due primarily to conservation efforts. However, the implementation of the WRAM and MCBA in late November 2008 to decouple sales from revenue favorably impacted earnings by approximately $0.03 per share that would have been lost due to conservation. Therefore, the net impact due to lower sales in 2008 was $0.15 per share.

Although ASUS had favorable results for the fourth quarter of 2008, the financial performance of ASUS’ contracted service operations at military bases for the twelve months of 2008 negatively impacted the Company’s earnings. This was due to increases in operating expenses primarily incurred at two bases in North Carolina and South Carolina under new operating and maintenance contracts. ASUS incurred higher than anticipated operating costs, losses on certain construction projects under these new contracts and emergency construction activities not anticipated in the contracts to address the age and pre-existing condition of the infrastructure. ASUS is attempting to recover these increased costs through the equitable adjustment provisions of the contracts for these two bases. For the year ended December 31, 2008, ASUS' pretax operating income decreased by $3.0 million, or $0.10 per share, to a loss of $988,000.

Capital expenditures were $77.0 million during 2008, an increase of $27.2 million over the same period last year. This resulted from the Company’s increased efforts in the area of asset management, which includes a more focused infrastructure replacement program. Capital expenditures are expected to be maintained at similar levels during 2009. On March 10, 2009, GSWC issued a senior note in an amount of $40.0 million due March 10, 2019 at a fixed rate of 6.7%. The proceeds will be used to pay down intercompany short-term borrowings and to fund capital expenditures.

Non-GAAP Financial Measures

This press release includes a presentation of “Diluted EPS, as adjusted” which excludes a goodwill impairment charge, unrealized gains on purchased power contracts, and retroactive revenues associated with a 2007 CPUC decision during the fourth quarter of 2007. Each of these items are derived from consolidated financial information but not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. Furthermore, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the Company's operating performance without giving effect to a goodwill impairment charge and unrealized gains on purchased contracts, which have been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the Company. In addition, the fourth quarter of 2007 is adjusted to remove the effects of retroactive revenues based on a CPUC decision due to delays by the CPUC in processing our general rate cases which is also out of the control of management. Moreover, management believes that this presentation facilitates comparisons between the Company and other companies in its industry but again may not be comparable to similarly titled non-GAAP financial measures of other registrants. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the Company's historical results, exclusive of impairment charges, unrealized gains/losses on purchased power contracts, and certain CPUC decisions.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Fourth Quarter and Full Year 2008 Earnings Release Conference Call - The Company will host a conference call today, March 12, 2009 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, March 12, 2009 at 2:00 p.m. PT and will run through Thursday, March 19, 2009. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 87921415.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,	December 31,
(in thousands)	2008	2007
	(Unaudited)
Assets
Utility Plant-Net	$825,262	$776,379
Goodwill	4,610	11,354
Other Property and Investments	10,689	10,245
Current Assets	90,614	63,015
Regulatory and Other Assets	130,112	102,905
	$1,061,287	$963,898
Capitalization and Liabilities
Capitalization	$577,039	$569,355
Current Liabilities	137,397	94,251
Other Credits	346,851	300,292
	$1,061,287	$963,898

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Operating Revenues	$84,202	$74,012	$318,718	$301,370

Operating Expenses:
Supply Costs	$19,993	$19,798	$80,897	$78,211
Unrealized gain on purchased power contracts	(788)	(522)	(1,554)	(2,100)
Other operating expenses	7,661	7,215	30,076	27,375
Administrative and general expenses	16,639	14,177	62,716	52,637
Maintenance	3,762	4,556	16,331	15,779
Depreciation and amortization	8,077	7,325	31,562	28,941
Property and other taxes	3,092	2,661	12,312	11,254
ASUS construction expenses	10,446	2,893	23,872	22,125
Goodwill impairment charge	7,700	-	7,700	-
Net loss (gain) on sale of property	-	10	-	(584)
Total operating expenses	$76,582	$58,113	$263,912	$233,638

Operating income	$7,620	$15,899	$54,806	$67,732

Interest expense	(5,230)	(5,169)	(21,330)	(21,582)
Interest income	408	629	1,837	2,371
Other	(20)	65	71	299

Income From Operations Before Income Tax Expenses	$2,778	$11,424	$35,384	$48,820

Income tax (benefit) expense	(88)	5,329	13,379	20,790

Net Income	$2,866	$6,095	$22,005	$28,030

Weighted Average Shares Outstanding	17,292	17,210	17,262	17,121
Earnings Per Common Share	$0.16	$0.36	$1.27	$1.62
Weighted Average Diluted Shares	17,416	17,273	17,394	17,177
Earnings Per Diluted Share	$0.16	$0.35	$1.26	$1.61
Dividends Declared Per Common Share	$0.250	$0.250	$1.000	$0.955

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Treasurer and Corporate Secretary
909-394-3600, ext. 707